                              EXHIBIT 11
                     J. BAKER, INC. AND SUBSIDIARIES
           Computation of Primary and Fully Diluted Earnings Per Share*

                                                                       Quarter Ended                       Year Ended
                                                            February 1,          February 3,        February 1,        February 3,
                                                              1997                  1996              1997                1996
                                                            --------              --------          --------            ------

PRIMARY:

Net Earnings                                             $(115,157,548)         $   690,603      $(111,427,903)      $(38,602,114)
                                                         =============          ===========      =============       ============


Weighted average number of common
     shares outstanding                                     13,892,397           13,872,378         13,887,544         13,858,273
                                                           ===========          ===========        ===========        ===========


Earnings (Loss) Per Share                                      $(8.290)             $0.0498            $(8.024)           $(2.790)
                                                          ============          ===========       ============       ============


ASSUMING FULL DILUTION:

Net Earnings (Loss) 1                                    $(115,157,548)          $  690,603      $(111,427,403)      $(38,602,114)
                                                         =============           ==========      =============       ============

Weighted average number of common
    shares outstanding                                      13,892,397           13,872,378         13,887,544         13,858,273

Dilutive effect of outstanding stock options
    and warrants                                                10,935                4,927             13,089             47,272
Dilutive effect of convertible subordin ated debt                    -                    -                  -                  -
                                                         -------------          -----------      -------------       -----------

Weighted average number of common
    shares as adjusted                                      13,903,332           13,877,305         13,900,633         13,905,545
                                                           ===========          ===========        ===========         ==========

Earnings (Loss) Per Share                                      $(8.283)              $0.005            $(8.016)           $(2.776)
                                                         =============          ===========       ============        ===========


1 For the purpose of calculating fully diluted earnings per share for the quarter and year ended January 28, 1995, the conversion of the 7% convertible debt results in an after tax benefit from reduced interest expense.

* This calculation is submitted in accordance with Item 601(b)(11) of Regulation S-K.